Exhibit 99.1

FORM 3 JOINT FILER INFORMATION

Name of “Reporting Persons”:	GIMV NV Adviesbeheer GIMV Life Sciences NV Biotech Fonds Vlaanderen NV

Address:	Karel Oomsstraat 37 Antwerp C9 Belgium

Designated Filer:	GIMV NV

Issuer and Ticker Symbol:	TorreyPines Therapeutics, Inc. (TPTX)

Date of Event:	October 3, 2006

GIMV NV

By: /S/ Dirk Boogmans ————————————————— President and CEO	/S/ Marc Vercruysse ——————————————————— CEO

Adviesbeheer GIMV Life Sciences NV

By: /S/ Dirk Boogmans ————————————————— Director	/S/ Marc Vercruysse ——————————————————— Director

Biotech Fonds Vlaanderen

By: /S/ Dirk Boogmans ————————————————— Director	/S/ Marc Vercruysse ——————————————————— Director